NEWS RELEASE

Investor/Media Contact:
Andrew Hines, 973-515-1853
Email: IR@gentek-global.com

GenTek Reports Third-Quarter Results;
Announces Voluntary Retirement Plan Distribution

PARSIPPANY, N.J., Nov. 9, 2005 — GenTek Inc. (NASDAQ: GETI) today announced results for the three months ending September 30, 2005 and plans to liquidate the company’s Supplemental Executive Retirement Plans (SERP).

For the third quarter of 2005, GenTek had revenues totaling $237.5 million and operating profit of $7.8 million, compared to revenues of $228.1 million and operating profit of $9.9 million in the prior-year period. During the quarter, the company recorded $6 million in charges, including restructuring and impairment charges of $3.1 million, a pension settlement loss of $0.6 million, $1.7 million for environmental remediation related to its chemical business and $0.6 million for a receivable write-off driven by the bankruptcy filing of Delphi Corporation. The company recorded net income of $1.3 million, including losses from discontinued operations, or $0.13 income per diluted share, compared to net loss of $5.3 million, including losses from discontinued operations, or $0.53 loss per diluted share, in the third quarter of 2004.

For the first nine months of 2005, GenTek had revenues totaling $686.4 million and operating profit of $25.3 million, compared to revenues of $615.8 million and operating profit of $32.6 million (including a $13.4 million pension curtailment gain) in the first nine months of 2004. The company had net income of $1.3 million, including losses from discontinued operations, or $0.13 income per diluted share in the first nine months of 2005, compared to net income of $194.6 million, including earnings from discontinued operations, or $19.45 income per diluted share, in the comparable prior-year period.

The increase in revenues in the first nine months of 2005 was driven by the impact of the company’s acquisition of the Reynosa, Mexico wire-harness operation in June 2004 from Whirlpool Corporation, as well as improvements in performance chemicals.

The company had $11.3 million of cash and $367.7 million of debt outstanding as of September 30, 2005 and no borrowings outstanding under its revolving credit facility.

Adjusted EBITDA

The company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. Adjusted EBITDA reflects removing the impact of any restructuring, impairment, income from discontinued operations and certain one-time items. Adjusted EBITDA is a non-GAAP (Generally Accepted Accounting Principles) measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided in the attached Schedule 2. GenTek has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the company’s business. GenTek believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the company’s business than the GAAP results alone. In addition, the company understands that adjusted EBITDA is also a measure commonly used to value businesses by its investors and lenders.

For the third quarter of 2005, adjusted EBITDA was $23.3 million compared with $26.0 million in the third quarter of 2004. The majority of this decline in adjusted EBITDA resulted from the impact of lower sales volumes to the company’s North American automotive wire harness customer base and higher raw material costs partially offset by reduced general and administrative expenses of $1.8 million.

For the first nine months of 2005, adjusted EBITDA was $66.7 million versus $61.3 million in the prior-year period. The majority of this improvement in adjusted EBITDA resulted from revenue and margin growth in performance chemicals as well as reduced general and administrative expenses of $4.8 million, driven by continued operating efficiency initiatives and reduced pension and post-retirement medical costs.

“We experienced sales revenue growth in both our performance chemicals and manufacturing segments during the quarter driven by volume improvements and our ability to pass along raw material price increases in some of our businesses,” said William E. Redmond, GenTek’s president and CEO. “The third quarter results reflect the continued reduction in general and administrative costs and cash flow improvements which allowed a $6.0 million debt prepayment,” said Mr. Redmond. “We anticipate continued progress with operating efficiencies, working capital improvements and debt reduction demonstrated, in part, by our previously announced additional voluntary prepayment of $3.0 million in October on our term loan.”

The company also announced the liquidation of its Supplemental Executive Retirement Plans (SERP). This will result in the payment of individual savings and pension benefits totaling $4 million to 17 former executives and 3 current employees, none of whom are presently executives of the company. The plans being liquidated were frozen during the company’s bankruptcy proceeding in 2003 and no further participants have been added since. This change eliminates the company’s obligations under these plans except with respect to medical benefits that may be provided for three current retirees.

“The distribution and termination of the SERP plans will result in a $4 million reduction in liabilities and $200,000 in annual interest and administrative cost savings on a going forward basis,” said Mr. Redmond.

About GenTek Inc.
GenTek provides specialty inorganic chemical products and services for treating water and wastewater, petroleum refining, and the manufacture of personal-care products, valve-train systems and components for automotive engines and wire harnesses for large home appliance and automotive suppliers. GenTek operates over 60 manufacturing facilities and technical centers and has more than 6,900 employees.

GenTek’s 2,000-plus customers include many of the world’s leading manufacturers of cars and trucks, heavy equipment, appliances and office equipment, in addition to global energy companies and makers of personal-care products. Additional information about the company is available at www.gentek-global.com.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures calculated in accordance with GAAP.

Forward-looking statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included herein may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations include, among others, our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, including if investment returns on pension assets are lower than assumed; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; future modifications to existing laws and regulations affecting the environment, health and safety; discovery of unknown contingent liabilities, including environmental contamination at our facilities; suppliers’ delays or inability to deliver key raw materials; breakdowns or closures of our or certain of our customers’ plants or facilities; inability to obtain sufficient insurance coverage or the terms thereof; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the cyclical nature of certain of our businesses and markets; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; future technological advances which may affect our existing product lines; the potential exercise of our Tranche B and Tranche C warrants and other events could have a substantial dilutive effect on our common stock; and other risks detailed from time to time in our SEC reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

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		GENTEK INC.
Consolidated Statement of Operations
(In Millions Except Per Share Amounts)(1)
Three Months		Three Months	Nine Months	Nine Months
Ended		Ended	Ended	Ended
Sep. 30,		Sep. 30,	Sep. 30,	Sep. 30,
2005		2004	2005	2004
Revenues	$237.5	$228.1	$686.4	$615.8
Cost of sales	208.0	196.1	595.7	525.2
Selling, general and administrative expense 18.0		19.8	57.2	62.1
Restructuring and impairment charges 3.1		2.3	7.5	9.3
Pension curtailment and settlement (gains) losses 0.6		-	0.6	(13.4)

Operating profit 7.8		9.9	25.3	32.6
Interest expense, net 7.7		0.5	20.4	7.4
Other (income) expense, net (4.0)		12.4	(2.6)	11.4

Income (loss) from continuing operations
before income taxes 4.1		(3.0)	7.6	13.8
Income tax provision (benefit) 2.3		0.8	4.1	8.7

Income (loss) from continuing operations 1.8		(3.8)	3.5	5.2
Income (loss) from discontinued operations (net
of tax of $(0.2), $1.7, $(1.4) and $87.4 for the
three and nine month periods ended September 30,
2005 and 2004, respectively) (0.4)		(1.5)	(2.2)	189.5

Net income (loss) $1.3		$(5.3)	$1.3	$194.6

Weighted average common shares 10.0		10.0	10.0	10.0
Income (loss) per common share — basic:
Income (loss) from continuing operations $0.17		$(0.38)	$0.35	$0.51
Income (loss) from discontinued operations (0.04)		(0.15)	(0.22)	18.95

Net income (loss) $0.13		$(0.53)	$0.13	$19.46
Income (loss) per common share — assuming
dilution:
Income (loss) from continuing operations $0.17		$(0.38)	$0.35	$0.51
Income (loss) from discontinued operations (0.04)		(0.15)	(0.22)	18.94

Net income (loss) $0.13		$(0.53)	$0.13	$19.45
(1) Totals may differ slightly from the sum of the respective line items due to rounding.

GENTEK INC.
Reconciliation of Net Income to Adjusted EBITDA
(In Millions)
(Unaudited)
	3 Months Ended		9 Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net income	$1.3	$(5.3)	$1.3	$194.6
Plus: Restructuring and impairment charges	3.1	2.3	7.5	9.3
Plus: Income Tax	2.3	0.8	4.1	8.7
Plus: Net Interest	7.7	0.5	20.4	7.4
Plus: Depreciation & amortization (1)	10.5	13.5	32.9	34.5
Plus: Non-recurring expense related to former CEO separation	—	—	2.2	—
Plus: Unrealized (gain) loss on interest rate collar agreements	(2.6)	—	—	—
Plus: Pension curtailment & settlement (gain) loss	0.6	—	0.6	(13.4)
Less: Gain on insurance recovery, Performance Chemicals (2)	—	—	3.4	—
Less: Gain (loss) on dispositions and impairments of equity interests	—	(12.7)	1.1	(9.7)
Less: Income (loss) from discontinued operations	(0.4)	(1.5)	(2.2)	189.5

Adjusted EBITDA	$23.3	$26.0	$66.7	$61.3

(1) Depreciation and amortization excludes amortization of financing costs which are included in interest expense.
(2) Reflects insurance recovery relating to the company’s Delaware Valley facility which was closed in 2003.